Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

WESTELL TECHNOLOGIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: Article FIFTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to add the following paragraph at the end of Article FIFTH:(19) 2020 Reverse Stock Split. Upon the effectiveness of the Certificate of Amendment of the Amended and Restated Certificate of Incorporation adding this paragraph (the "Effective Time"), each 1,000 shares of the Corporation’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), and each 1,000 shares of the Corporation's Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”), issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock and Class B Common Stock, respectively, without any further action by the Corporation or the holder thereof provided that no fractional shares shall be issued to any holder of fewer than 1,000 shares of Class A Common Stock or 1,000 shares of Class B Common Stock, as applicable, immediately prior to the Effective Time, and that instead of issuing such fractional shares, the Corporation shall pay an amount in cash equivalent to $1.48 per share of Class A Common Stock and $1.48 per share of Class B Common Stock held by such holder immediately prior to the Effective Time.This Certificate of Amendment does not change the number of authorized shares of the Corporation's Class A Common Stock or Class B Common Stock, nor does it change the par value of either class.

SECOND: This Certificate of Amendment shall become effective on October 1, 2020 at 5:01 p.m.

THIRD: This Certificate of Amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware by the stockholders of the Company entitled to vote.

IN WITNESS WHEREOF, WESTELL TECHNOLOGIES, INC. has caused this Certificate of Amendment to be signed by its duly authorized officer this 29th day of September 2020.

WESTELL TECHNOLOGIES, INC.

By: /s/ Timothy L. Duitsman
Name: Timothy L. Duitsman
Title: President and Chief Executive Officer